Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement of Video Network Communications, Inc. on Form S-8 No. 333-95799 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph that discloses the uncertainty about the Company’s ability to continue as a going concern and an emphasis of matter paragraph concerning its dependence on its majority investor), appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Video Network Communications, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 11, 2003